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                                                                 EXHIBIT 11


                              QuesTech, Inc.

               COMPUTATION OF EARNINGS PER SHARE (UNAUDITED)


                                                Three Months Ended March 31
                                                     1997          1996

Net earnings .................................    $  121,600   $  110,700

Primary earnings:

  Shares
    Weighted average number of
      common shares outstanding ..............     1,612,993    1,536,461
    Common stock equivalents .................        70,985      158,387
    SECT shares, weighted ....................      <176,131>    <178,141>

    Weighted average number of
      common shares outstanding as adjusted ..     1,507,847    1,516,707

Primary earnings per share ...................          $.08         $.07

Fully Diluted earnings:

  Shares
    Weighted average number of
      common shares outstanding ..............     1,612,993    1,536,461
    Common stock equivalents .................        72,748      158,188
    SECT shares, weighted ....................      <176,131>    <178,141>

    Weighted average number of
      common shares outstanding as adjusted ..     1,509,610    1,516,508

Fully diluted earnings per share .............          $.08         $.07
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